EXHIBIT 99.1

Tech/Ops Sevcon Inc.
155 Northboro Road
Southborough, MA 01772
Telephone (508) 281 5510

News Release

For release: Immediately
For further information contact: Paul N. Farquhar

TECH/OPS SEVCON REPORTS FIRST QUARTER RESULTS

Southborough, Mass. January 26, 2011..... Tech/Ops Sevcon, Inc. (NASDAQ symbol TO)

First quarter fiscal 2011 compared to first quarter fiscal 2010

•
Sales of $6,883,000 were $522,000 higher than in the first quarter last year after giving effect to foreign currency fluctuations, which reduced reported sales in the first fiscal quarter by $192,000. Excluding the impact of foreign currency, shipment volumes were $714,000 higher than last year, due mainly to sales of the Company’s new Gen4 AC product to new applications.

•	Revenues were lower than expected in the quarter as a customer was unable to take delivery of a substantial order. This has temporarily increased inventories of a standard product.
•	The lack of availability of some raw materials continues to limit output of some of the Company’s products, but the Company believes that the situation has now stabilized.
•
Operating income of $33,000 was $128,000 lower than the $161,000 reported for the first quarter last year. This decrease was due to a combination of startup costs of new business and higher costs in engineering associated with the acceleration of new product development.

•	The Company recorded net income for the quarter of $5,000, compared to $159,000 in the first quarter of last year.
•	On a per share basis, the Company broke even for the quarter, compared to net income of $0.05 last year.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for hybrid and zero emission electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to optimize the energy consumption of the vehicles’ power source. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, and the Far East, and through an international dealer network. The Company's customers are manufacturers of on and off road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other electrically powered vehicles.

First Quarter fiscal 2011 Financial Highlights (unaudited)
     (in thousands except per share data)

	Three months ended
	January 1	January 2
	2011	2010
Net sales	$6,883	$6,361

Operating Income	33	161
Income before income taxes	6	246
Net Income	$5	$159
Basic Income per share	$.00	$.05
Diluted Income per share	$.00	$.05
Average shares outstanding	3,285	3,254

Summarized Balance Sheet Data
	(in thousands of dollars)
	January 1, 2011 (unaudited)	September 30, 2010 (derived from audited statements)

Cash and cash equivalents	$655	$803
Receivables	5,339	5,277
Inventories	5,894	5,048
Prepaid expenses and other current assets	1,225	1,410
Total current assets	13,113	12,538
Long-term assets	7,421	7,346
Total assets	$20,534	$19,884

Current liabilities	$6,111	$5,432
Liability for pension benefits	8,124	8,203
Other long-term liabilities	142	153
Stockholders’ equity	$6,157	$6,096
Total liabilities and stockholders’ equity	$20,534	$19,884